Exhibit 10.11

GATOR.COM CORPORATION

KEY EMPLOYEE RETENTION AGREEMENT

This Key Employee Retention Agreement (the “Agreement”) is made and entered into by and between Scott VanDeVelde (the “Employee”) and Gator.com Corporation, a Delaware corporation (the “Company”), effective as of March 24, 2000.

RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 5 below) of the Company.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit

C. The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control that provide

D. Certain capitalized terms used in the Agreement are defined in Section 5 below.

The parties hereto agree as follows:

1. TERM OF AGREEMENT. This Agreement shall terminate upon the earlier of: (a) the termination of Employee’s employment for any reason prior to a Change of Control, or (b) the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. AT-WILL EMPLOYMENT. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason prior to a Change of Control, Employee shall not be entitled to the benefits provided by this Agreement, or any other benefit unless otherwise available in accordance with the Company’s established employee plans and practices or pursuant to other agreements with the Company.

3. SEPARATION BENEFITS UPON INVOLUNTARY TERMINATION FOLLOWING CHANGE OF CONTROL. If within one year of the effective date of a Change of Control, the Employee’s employment with the Company is terminated (an “Involuntary Termination”) by the Company or the successor corporation without Cause or, by the Employee as the result of a Constructive Termination by the Company or the successor corporation, then, subject to the limitations in this Section 3 and Section 4 below, the vesting of 25% of Employee’s then unvested shares of the Company’s common stock shall automatically be accelerated so as to become vested as of the effective date of the Involuntary Termination or Constructive Termination.

4. LIMITATION ON PAYMENTS. In the event that the separation benefits “Benefits”) provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 19 6, as amended (the “Code”), and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax la then the Employee’s Benefits under Section 3 shall be either.

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such Benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax-basis, of the greater amount of Benefits, notwithstanding that all or some portion of such Benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Accountants, whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. In event that subsection (a) above applies, then Employee shall be responsible for any excise taxes imposed with respect to such severance and other benefits. In the event that subsection (b) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

5. DEFINITION OF TERMS. The following terms referred to in this Agreement shall have the following meanings:

(a) Change of Control. “Change of Control” shall mean a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation; provided however that a merger, consolidation or other capital reorganization in which the holders of more than 50% of the of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction shall not constitute a Change in Control

(b) Cause. “Cause” for Employee’s termination shall mean the good faith judgment of the Company’s Board of Directors, that the undersigned has engaged in or committed any of the following: (i) gross negligence or willful misconduct in the performance f his duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of federal or state law, (iv) commission of any act of fraud with respect to the Company, (v) breach of any confidentiality obligation to the Company, whether determined by agreement or by applicable law; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith the Board of Directors of the Company.

(c) Constructive Termination. “Constructive Termination” shall be deemed to occur if there is (i)(A) a material adverse change in Employee’s position causing such position to be of materially reduced responsibility, (B) any reduction of Employee’s base compensation unless in connection with similar decreases of other similarly situated employees of the Company or its successor corporation, or (C) Employee’s refusal to relocate to a facility or location more than 50 miles from the Company’s current location in Redwood City, California; and (ii) within the 30-day period immediately following any of the foregoing events, Employee elects to terminate his or her employment voluntarily.

6. SUCCESSORS.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by, the Employee’s personal or legal representatives, -executors, administrators, successors, heirs, distributees, devisees and legatees.

7. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or (3) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

8. MISCELLANEOUS PROVISIONS.

(a) Waiver. No provision of this Agreement shall, be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than the Employee). No waiver party of any breach of or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the condition or provision at another time.

(b) Whole Agreement. This Agreement represents the entire agreement between the Employee and the Company with respect to the matters set forth herein. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered into and performed within California solely by residents of that state.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees, and other fees incurred in connection with this Agreement.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY:	GATOR.COM CORPORATION

	By:	/s/ Jeff McFadden

	Title:	President & CEO

EMPLOYEE	Scott VanDeVelde

	Signature:	/s/ Scott VanDeVelde

Scott VanDeVelde
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